Exhibit 2:     Opinion and Consent of Counsel


COMPANION LIFE INSURANCE COMPANY
                                                       Mutual of Omaha Plaza
                                                      Omaha, Nebraska  68175


June 20, 1997

Companion Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175-1008

Re:     Registration Statement

To Whom It May Concern:

With reference to the Registration Statement on Form S-6 as amended, filed by Companion Life Insurance Company and Companion Separate Account B with the Securities and Exchange Commission covering modified single premium variable life insurance contracts, I have examined such documents and such laws I considered necessary and appropriate and on the basis of such examination, it is my opinion that:

1. Companion Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue modified single premium variable life insurance contracts by the Insurance Department of the State of New York.

2. United of Omaha Separate Account B is a duly authorized and existing separate account established pursuant to the provision of New York law.

3. The modified single premium variable life insurance contracts, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Companion Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to said Form S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement.

Sincerely,

/s/ Kenneth W. Reitz
Kenneth W. Reitz
Assistant Secretary
Companion Life Insurance Company